CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements on Form S-8, Registration No. 333-13270, 333-11220, 333-1946 and 333-10794 of Magic Software Enterprises Ltd. (the "Company"), of our report dated March 18, 2003 relating to the consolidated balance sheets of the Company as of December 31, 2001 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the two years in the period ended December 31, 2002, which report appears in the Annual Report on Form 20-F for the year ended December 31, 2002.

Tel Aviv, Israel
June 29, 2003

Kost Forer & Gabbay
Kost, Forer & Gabbay
A member of Ernst & Young Global